Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

supplementing the Preliminary Prospectus

Supplement, dated February 11, 2015 and the

accompanying Prospectus, dated October 3, 2014

Registration Statement No. 333-199159

February 11, 2015

Lennar Corporation

$250,000,000 4.50% Senior Notes due 2019

Pricing Term Sheet

The information in this pricing term sheet supplements Lennar Corporation’s preliminary prospectus supplement, dated February 11, 2015 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Lennar Corporation

Security:	4.50% Senior Notes due 2019 (the “Offered Notes”). The Offered Notes are in addition to, have terms identical with, and will have the same CUSIP number as, the $350,000,000 aggregate principal amount of the Issuer’s 4.50% Senior Notes due 2019 that were issued on November 25, 2014.

Ranking:	Senior Unsecured

Offering Format:	SEC-Registered

Size:	$250,000,000

Gross Proceeds:	$250,625,000

Net Proceeds to Issuer (before expenses):	$249,375,000

Coupon:	4.50%

Maturity Date:	November 15, 2019

Public Offering Price:	100.250% plus accrued interest from 11/25/14

Yield to Maturity:	4.440%

Spread to Benchmark Treasury:	295 basis points

Benchmark Treasury:	UST 1.5% due October 31, 2019

Anticipated Ratings*:	Ba3 (Moody’s) BB (S&P) BB+ (Fitch)

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2015

Trade Date:	February 11, 2015

Expected Settlement Date:	February 17, 2015

CUSIP / ISIN:	526057 BU7 / US526057BU74

Sole Book-Running Manager:	J.P. Morgan Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Lennar Corporation and the Guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Lennar Corporation and the Guarantors have filed with the SEC, including the prospectus supplement, for more complete information about Lennar Corporation, the Guarantors and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, Lennar Corporation, the Guarantors, the underwriter or a dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling J.P. Morgan Securities LLC toll-free at (866) 803-9204.